UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2018

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33818	48-1293684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Calle Amanecer San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01             Entry Into a Material Definitive Agreement.

On October 2, 2018, ReShape Lifesciences Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”) to act as the Company’s sales agent with respect to the issuance and sale of up to $15,000,000 of the Company’s shares of common stock, par value $0.01 per share (the “Shares”), from time to time in an at-the-market public offering (the “Offering”).

Sales of the Shares, if any, through Wainwright, will be made directly on the Nasdaq Capital Market, on any other existing trading market for the Shares, to or through a market maker or through an electronic communications network, or by any other method permitted by law. In addition, if expressly authorized by the Company, Wainwright may also sell the Shares in privately negotiated transactions. Wainwright is not required to sell any specific number or dollar amount of Shares, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Wainwright and the Company.

Under certain circumstances, the Company or Wainwright may suspend the sale of the Shares under the Sales Agreement or terminate the Sales Agreement. The Sales Agreement will automatically terminate when the sale of the Shares reaches an aggregate offering amount equal to $15,000,000, or sooner if terminated as permitted therein.

The Company will pay Wainwright in cash, upon each sale of Shares pursuant to the Sales Agreement, a commission equal to 8.0% of the gross proceeds from each sale of Shares and an additional management fee equal to 1.0% of the gross proceeds from the sale of Shares pursuant to the Sales Agreement. Pursuant to the terms of the Sales Agreement, the Company agreed to reimburse Wainwright for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Sales Agreement in an amount not to exceed $100,000 in the aggregate and non-accountable expense allowance of $35,000. In addition, the Company has agreed to issue to Wainwright, on each settlement date of the Shares sold under the Sales Agreement, warrants to purchase up to 7.0% of the aggregate number of Shares sold under the Sales Agreement. The sales agent warrants will have an exercise price per share equal to 125% of the closing price of the Company’s common stock on the date the Shares are sold pursuant to the Sales Agreement, and such sales agent warrants will be exercisable for five years from the date of issuance of such warrants. Notwithstanding the foregoing, the sales agent warrants shall only be exercisable upon the earlier of either (i) the effectiveness of a reverse stock split of the Company’s common stock, or (ii) the effectiveness of an increase in the Company’s authorized shares of common stock, following the date of the Sales Agreement. The sales agent warrants may be exercised in whole or in part, shall provide for “cashless” exercise, and shall provide for customary anti-dilution protection, but shall not contain any ratchet type price protection clauses (such as full ratchet or weighted average ratchet clauses).

The Sales Agreement contains representations, warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to indemnify Wainwright against certain liabilities, including liabilities under the Securities Act of 1933, as amended. A copy of the Sales Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Sales Agreement is qualified in its entirety by reference to Exhibit 1.1 to this Current Report on Form 8-K.

The Shares will be sold and issued pursuant the Company’s shelf registration statement on Form S-3 (File No. 333-225083), which was previously declared effective by the Securities and Exchange Commission, and a related prospectus.

In connection with the Offering, the legal opinion of Fox Rothschild LLP as to the legality of the Shares is being filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K, including the exhibits filed herewith, is not an offer to sell or the solicitation of an offer to buy the Shares or any other securities of the Company, nor shall there by any offer, solicitation or sale of the Shares or any other securities of the Company in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 3.02                                           Unregistered Sales of Equity Securities

The disclosures in Item 1.01 of this Form 8-K regarding the sales agent warrants are incorporated by reference into this Item

3.02.

Item 9.01              Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
1.1	Sales Agreement, dated October 2, 2018, by and between ReShape Lifesciences Inc. and H.C. Wainwright & Co., LLC
5.1	Opinion of Fox Rothschild LLP
23.1	Consent of Fox Rothschild LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer

Dated: October 3, 2018